Exhibit 5.2

March 9, 2012

Koninklijke Philips Electronics N.V.,

Breitner Center,

Amstelplein 2, 1096 BC Amsterdam,

The Netherlands.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of U.S.$1,000,000,000 aggregate principal amount of 3.750% Notes due 2022 and U.S.$500,000,000 aggregate principal amount of 5.000% Notes due 2042 (together, the “Securities”) of Koninklijke Philips Electronics N.V., a company organized under the laws of The Netherlands (the “Company”), issued in global form pursuant to the Indenture, dated as of March 11, 2008 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of March 9, 2012, (the “Supplemental Indenture”), each between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), we, as your United States counsel, have examined such corporate records, certificates and other

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documents, and such questions of United States Federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have assumed, without independent verification, that (i) the Company has been duly incorporated and is a company with limited liability organized under the laws of The Netherlands, (ii) the Securities have been duly authorized, executed, authenticated, issued and delivered insofar as the laws of The Netherlands are concerned and (iii) the Base Indenture

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and the Supplemental Indenture have been duly authorized, executed and delivered insofar as the laws of The Netherlands are concerned. We note that with respect to all matters of the laws of The Netherlands relevant to the validity and legality of the Securities, you are receiving the opinion, dated the date hereof, of Mr. Marnix van Ginneken, General Counsel Corporate, Senior Vice President, Koninklijke Philips Electronics N.V.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Base Indenture and the Supplemental Indenture have been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimens examined by us, that the Trustee’s certificates of authentication of

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the Securities have been manually signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement and the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated March 5, 2012. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP